Exhibit 99.1

Oxford Industries, Inc. Press Release

999 Peachtree Street, N.E.  Suite 688 • Atlanta, Georgia 30309

Contact:                                                Anne M. Shoemaker

Telephone:                                   (404) 653-1455

Fax:                                                                       (404) 653-1545

E-mail:                                                        InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
April 2, 2013

Oxford Industries Reports Fiscal 2012 Results and Issues Fiscal 2013 Guidance

-Tommy Bahama and Lilly Pulitzer Deliver Strong Sales and Earnings Increases-

-Fiscal 2012 Adjusted EPS of $2.61 vs. $2.41 in Fiscal 2011-

-Fourth Quarter Sales Rise 18%; Adjusted EPS of $0.65-

-Company Increases Quarterly Dividend to $0.18 per Share-

-Company Issues EPS Guidance for Fiscal 2013 of $3.00 to $3.15-

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2012 fiscal year ended February 2, 2013. For fiscal 2012, a 53-week fiscal year, consolidated net sales rose 13% to $855.5 million from $758.9 million in fiscal 2011, which was a 52-week fiscal year. On an adjusted basis, earnings per share rose to $2.61 for the 2012 fiscal year compared to $2.41 in the prior year.

In the fourteen-week fourth quarter of fiscal 2012, consolidated net sales rose 18% to $236.2 million compared to $199.7 million in the thirteen-week fourth quarter of fiscal 2011.  Adjusted earnings per share for the quarter were $0.65 compared to $0.61 in the same period last year.

For the full year, GAAP  earnings per share increased to $1.89 from $1.77 in the prior year.  In the fourth quarter of fiscal 2012, GAAP earnings per share were $0.32 compared to $0.43 in the same period of the prior year. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

“We are very pleased with the 2012 performance of our two largest brands, Tommy Bahama and Lilly Pulitzer,” commented Thomas C. Chubb III, CEO and President. “We launched Tommy Bahama’s international expansion in 2012 and we now operate nine stores in the Asia-Pacific region, including our newest in Yokohama, Japan.  We believe this is an excellent long-term investment and the runway it creates for us is substantial.  Tommy Bahama continues a store opening pace that will add approximately 12 stores on the domestic front and approximately four international stores in fiscal 2013.  Our e-commerce business also continues to grow rapidly and, in conjunction with our retail stores, we are well on our way to creating a seamless omni-channel experience for our consumers.”

Mr. Chubb continued, “Lilly Pulitzer also had a year of extraordinary growth as our brand continues to reach more and more customers.  A measured pace of four to six new stores each year, a growing e-commerce business that now exceeds 20% of Lilly’s sales and the potential for carefully executed product extensions demonstrate the significant growth potential for Lilly Pulitzer.

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“Needless to say, Ben Sherman’s operating results in fiscal 2012 were extremely disappointing.  Missteps in the execution of our strategy coupled with a difficult consumer market in the UK and Europe have put pressures on both our top line and gross margins.  We are taking specific actions to stabilize and improve this business, but the impact of these challenges is expected to continue into 2013, particularly in the first half.

Mr. Chubb concluded, “Notwithstanding the challenges with Ben Sherman, the overall picture for fiscal 2013 is bright.  Tommy Bahama and Lilly Pulitzer each clearly demonstrate a powerful ability to drive our consolidated revenues and profitability. We expect our continued investment in their direct to consumer initiatives, including people, systems and infrastructure, to deliver long-term, sustainable growth for our shareholders in the years to come.”

Operating Group Results

Tommy Bahama  In fiscal 2012, net sales at Tommy Bahama increased 17% to $528.6 million from $452.2 million in fiscal 2011. Operating income for the year increased 8% compared to the prior year, to $69.5 million.  Growth in operating income in fiscal 2012 was suppressed by a $15.9 million negative impact related to investments in Tommy Bahama’s international expansion and its New York flagship store on Fifth Avenue compared to $3.5 million in fiscal 2011.

Tommy Bahama’s fourth quarter results were very strong with a 23% increase in net sales to $156.8 million compared to $127.6 million in the fourth quarter of fiscal 2011.  Operating income for the quarter increased 27% from the same period in the prior year to $23.9 million. The increase in net sales and operating income was driven by a low-teens percentage comparable store sales increase (which includes full price stores and e-commerce) on a comparable 13-week basis.  Sales also increased due to the operation of additional retail stores, a mid-teens percentage increase in wholesale sales and the benefit of the extra week included in the fourth quarter and fiscal year 2012. As of February 2, 2013, Tommy Bahama operated 113 retail stores globally, including 75 full-price stores, 14 restaurant-retail locations and 24 outlet stores, compared to 96 retail stores as of January 28, 2012.

Lilly Pulitzer  In fiscal 2012, net sales at Lilly Pulitzer increased 30% from the prior year to $122.6 million. Adjusted operating income rose 50% to $26.6 million compared to $17.7 million in fiscal 2011.  The fiscal 2012 adjusted operating income excludes a $6.3 million charge for the change in the fair value of contingent consideration for the earn-out obligation related to the Lilly Pulitzer acquisition. Fiscal 2011 adjusted operating income excluded a $2.4 million charge for the change in the fair value of contingent consideration as well as a $1.0 million purchase accounting charge.

The strong financial performance of Lilly Pulitzer has increased the certainty that the contingent consideration will be earned in full.  As a result, a charge was taken in the fourth quarter of fiscal 2012 to bring the fair value of the obligation to $14.5 million, which represents all but $0.5 million of the maximum remaining potential payment of $15 million. The remaining $0.5 million charge is expected to be recognized in fiscal 2013 and 2014.

GAAP  operating income for fiscal 2012 at Lilly Pulitzer increased to $20.3 million from $14.3 million in fiscal 2011.

At Lilly Pulitzer, net sales in the fourth quarter of fiscal 2012 increased 26% to $29.1 million compared to $23.1 million during the same period of the prior year.  Net sales increased primarily due to a more than 20%  increase in comparable store sales (which includes full price retail and e-commerce excluding flash clearance sales).  Sales also increased due to higher e-commerce flash clearance sales, the impact of operating additional retail stores on a comparable 13-week basis and the benefit of the extra week.  As of February 2, 2013, Lilly Pulitzer operated 19 retail stores compared to 16 retail stores as of January 28, 2012.

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Lilly Pulitzer’s adjusted operating income in the fourth quarter of fiscal 2012 was $2.8 million compared to $2.6 million in the fourth quarter of fiscal 2011.  SG&A increased in the quarter due to the operation of new stores and additional infrastructure to support the growth of the brand.  Lilly Pulitzer reported a GAAP operating loss in the fourth quarter of fiscal 2012 of $1.7 million compared to operating income of $2.0 million in the fourth quarter of fiscal 2011.  The only adjustment to GAAP earnings in the fourth quarter of each year was a charge to increase the fair value of contingent consideration.  In the fourth quarter of fiscal 2012, the charge was $4.5 million compared to $0.6 million in the same period of the prior year.

Lanier Clothes  Fiscal 2012 net sales for Lanier Clothes decreased slightly to $107.3 million from $108.8 million in fiscal 2011.  Operating income also decreased to $10.8 million in fiscal 2012 from $12.9 million in fiscal 2011, primarily due to continued pressures on gross margins.

Net sales in the fourth quarter of fiscal 2012 increased 13% to $22.3 million from $19.8 million in fiscal 2011, primarily due to certain spring merchandise shipping in the fourth quarter of fiscal 2012, which would have typically shipped in the first quarter of the following year.  Lanier Clothes’ operating income increased 29% to $2.0 million from $1.5 million in the fourth quarter of fiscal 2011.

Ben Sherman  In fiscal 2012, net sales for Ben Sherman fell 10% to $81.9 million from $91.4 million in fiscal 2011.  The loss from operations increased to $10.9 million in fiscal 2012 from $2.5 million in fiscal 2011.  In the fourth quarter of fiscal 2012, net sales were $24.7 million compared to $25.9 million in the fourth quarter of fiscal 2011 and the loss from operations was $4.5 million compared to $0.3 million in the fourth quarter of fiscal 2011.

The increase in the operating loss in the fourth quarter of fiscal 2012 was primarily due to lower wholesale sales, lower gross margins and severance costs as well as the impact of the difficult economic conditions in the United Kingdom and Europe.  The lower gross margins reflected heavier direct to consumer promotions, inventory markdowns and an increased mix of off-price sales.  To improve results in Ben Sherman, the Company plans to reduce expenses, lower inventory risk, exit low potential and unprofitable businesses, and emphasize areas of potential profitability, such as e-commerce and existing retail stores.

Corporate and Other  For fiscal 2012, Corporate and Other operating results, as adjusted, were a loss of $16.6 million compared to a loss of $15.4 million in fiscal 2011. On a GAAP basis, Corporate and Other reported a loss of $20.7 million in fiscal 2012 compared to a loss of $20.0 million in the prior year, primarily due to a decrease in transition service income related to the Oxford Apparel disposition.

For the fourth quarter of fiscal 2012, Corporate and Other operating results, as adjusted, were a loss of $5.3 million compared to a loss of $3.9 million in the fourth quarter of fiscal 2011 due to increased costs associated with certain benefits and the timing of incentive compensation, as well as the decrease in transition service income.  On a GAAP basis, Corporate and Other reported a loss of $9.8 million in the fourth quarter of fiscal 2012 compared to a loss of $8.5 million in the same period of the prior year.

Consolidated Operating Results

Net Sales  For fiscal 2012, consolidated net sales rose 13% to $855.5 million from $758.9 million in fiscal 2011. In the fourth quarter of fiscal 2012, consolidated net sales rose 18% to $236.2 million compared to $199.7 million in the fourth quarter of fiscal 2011.  The sales increases in the quarter and the year were driven by strong performance from both Tommy Bahama and Lilly Pulitzer and the impact of the additional week in fiscal 2012.

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Gross Profit and Margins  For fiscal 2012, consolidated gross margins increased 50 basis points to 54.9% primarily due to the impact of LIFO accounting.  Gross profit for the year rose to $469.6 million from $413.0 million in fiscal 2011.  For the fourth quarter of fiscal 2012, consolidated gross margins increased to 53.0% compared to 51.9% for the fourth quarter of fiscal 2011, due to the net impact of LIFO accounting and a change in sales mix towards direct to consumer sales.  Gross profit for the fourth quarter of fiscal 2012 increased to $125.2 million from $103.6 million in the fourth quarter of fiscal 2011.

SG&A   For fiscal 2012, SG&A was $410.7 million or 48.0% of net sales compared to $358.6 million, or 47.2% of net sales in the prior year.  For the fourth quarter of fiscal 2012, SG&A was $115.1 million, or 48.7% of net sales, compared to $93.6 million, or 46.9% of net sales in the fourth quarter of fiscal 2011.  The increase in SG&A reflects expenses relating to the Tommy Bahama international expansion and the New York store of $8.4 million and $20.0 million for the fourth quarter and full fiscal year, respectively. This compares to $1.6 million and $3.6 million of these expenses for the 2011 fourth quarter and full fiscal year, respectively.  SG&A also increased due to the costs of operating additional retail stores, other expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses and the SG&A impact of the additional week in fiscal 2012.

Royalties and Other Income   Royalties and other income was $16.4 million in fiscal 2012 compared to $16.8 million in fiscal 2011.  For the fourth quarter of fiscal 2012, royalties and other income of $4.3 million was comparable to last year.

Operating Income   For fiscal 2012, consolidated operating income, as adjusted, increased to $79.3 million from $76.8 million in fiscal 2011.  In the fourth quarter of fiscal 2012, consolidated operating income, as adjusted, increased to $18.9 million from $18.8 million in the fourth quarter of fiscal 2011. GAAP consolidated operating income in fiscal 2012 was $69.0 million compared to $68.8 million in fiscal 2011.  In the fourth quarter of fiscal 2012, GAAP consolidated operating income was $9.9 million compared to $13.6 million in the fourth quarter of fiscal 2011.

Interest Expense   For fiscal 2012, interest expense declined 45% to $8.9 million from $16.3 million in fiscal 2011. The decrease was primarily due to repurchases in fiscal 2011 and the full redemption in fiscal 2012 of our senior secured notes. Interest expense for the fourth quarter of fiscal 2012 was $1.1 million compared to $3.5 million in the fourth quarter of fiscal 2011.

Income Taxes   For fiscal 2012, the Company’s effective tax rate rose to 38.5% compared to 32.8% in fiscal 2011.  For the fourth quarter of fiscal 2012, the effective tax rate increased to 40.6% from 30.0% in the fourth quarter of fiscal 2011. The fourth quarter of fiscal 2012 was negatively impacted by the Company’s inability to recognize a tax benefit for losses in foreign jurisdictions while the fourth quarter of fiscal 2011 benefited from certain favorable items.

Cash Flow From Operations  For fiscal 2012, cash flow from operations increased 51% to $67.5 million from $44.6 million in fiscal 2011 primarily due to more efficient management of working capital and higher earnings.

Balance Sheet and Liquidity

Total inventories at February 2, 2013 were $109.6 million, compared to $103.4 million at January 28, 2012. The increase in inventory levels was primarily to support anticipated sales growth and additional Tommy Bahama and Lilly Pulitzer stores, while inventory levels at both Lanier Clothes and Ben Sherman decreased from January 28, 2012. Receivables increased to $62.8 million compared to $59.7 million at such dates primarily due to the timing of wholesale shipments.

As of February 2, 2013, the Company had $116.5 million of borrowings outstanding and approximately $105.7 million of unused availability under its U.S. and U.K revolving credit facilities.

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The Company’s capital expenditures for fiscal 2012 were $60.7 million. These expenditures consisted primarily of investments associated with new retail stores, information technology investments, store remodeling and distribution center enhancements.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.18 per share payable on May 3, 2013 to shareholders of record as of the close of business on April 19, 2013. This represents a 20% increase from the dividend paid in the fourth quarter of fiscal 2012.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook for Fiscal 2013 and the First Quarter of Fiscal 2013

For fiscal year 2013, which ends on February 1, 2014, the Company expects continued solid sales growth, a moderate expansion of operating margins and significant growth in earnings per share.  The Company currently expects net sales of $930 to $945 million in fiscal 2013 compared to $855.5 million in fiscal 2012. Earnings per share are expected to be between $3.00 and $3.15.  This compares with fiscal 2012 adjusted earnings per share of $2.61 and GAAP earnings per share of $1.89.

The Company expects net sales in the first quarter of fiscal 2013 to be in the range of $230 to $240 million compared to net sales of $231.0 million in the first quarter of fiscal 2012.  Earnings per share for the first quarter of 2013 are expected to be in a range of $0.72 to $0.82 compared to adjusted earnings per share of $1.12 and GAAP earnings per share of $1.09 in the first quarter of fiscal 2012.  The first quarter is expected to be impacted by the pre-opening costs for the Tommy Bahama Tokyo and Chicago stores, higher international and other infrastructure expenses and first quarter sales declines at Ben Sherman and Lanier Clothes.

Net Sales For fiscal 2013, the Company expects Tommy Bahama and Lilly Pulitzer to have percentage net sales increases in the low-teens compared to fiscal 2012.  The Company expects sales to be relatively flat with fiscal 2012 for Lanier Clothes and percentage sales decreases in the mid to high single digits compared to fiscal 2012 for Ben Sherman.

Gross Margins The Company expects full year gross margins to increase approximately 150 basis points in fiscal 2013 as Tommy Bahama and Lilly Pulitzer grow at a faster pace and become a larger percentage of the total mix of net sales.  Gross margins are also expected to benefit from the continuing shift within these businesses to direct to consumer channels, which generally carry higher gross margins than wholesale sales.  Gross margin is expected to decline slightly at Lanier Clothes as competitive pricing and cost pressures continue.  Modest gross margin improvements are anticipated at Ben Sherman in fiscal 2013.

SG&A SG&A is expected to rise at a pace slightly higher than the expected increase in net sales in fiscal 2013. Depreciation and amortization of intangible assets is expected to be approximately $33 million in fiscal 2013 from $26 million in fiscal 2012.

Royalties and Other Income For fiscal 2013, royalties and other income is expected to be comparable to fiscal 2012 at approximately $16 million.

Operating Margin For fiscal 2013, operating margin for Tommy Bahama is expected to increase modestly.  The operating loss in its international business is expected to continue at a level comparable to fiscal 2012.  For the first quarter, operating profit is expected to decrease primarily due to pre-opening costs for the Tokyo and Chicago stores as well as higher international and other infrastructure expenses.  Operating

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margin at Lilly Pulitzer is expected to remain comparable to last year at slightly above 20%. Lanier Clothes is expected to have a slight reduction in operating margin due to the gross margin pressures described above.

While the Company expects lower sales at Ben Sherman, reductions in SG&A and gross margin improvements are expected to reduce operating losses in fiscal 2013.  However, in the first quarter of fiscal 2013, a more pronounced sales decrease of approximately $6 million is expected to drive a larger operating loss than in the first quarter of fiscal 2012.

Interest Expense The full benefit of the Company’s debt refinancing in fiscal 2012 will be realized in fiscal 2013.  Full year interest expense is estimated to be approximately $4.5 million in fiscal 2013.

Effective Tax Rate The effective tax rate for fiscal 2013 is anticipated to rise to approximately 40.5% compared to an effective tax rate of 38.5% in fiscal 2012.  The impact of foreign losses in fiscal 2012 was offset by certain discrete items, which will not be available to the Company in fiscal 2013.  As foreign losses are projected to be highest in the first quarter of fiscal 2013, the increased tax rate will be more pronounced and is currently estimated to be 45.0% in that quarter.

Capital Expenditures Capital expenditures for fiscal 2013 are expected to decrease to approximately $45 million.

Comparable Store Sales The Company’s disclosures about comparable store sales have historically only included sales at its full-price retail stores. Beginning with the fourth quarter of fiscal 2012, the Company’s disclosures include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales and sales from the Company’s restaurants. The Company believes that this change better aligns its disclosures with other companies within its industry. However, definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through April 16, 2013.  To access the telephone replay, participants should dial (858) 384-5517.  The access code for the replay is 8115594.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2012 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	February 2, 2013	January 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$7,517	$13,373
Receivables, net	62,805	59,706
Inventories, net	109,605	103,420
Prepaid expenses, net	19,511	17,838
Deferred tax assets	22,952	19,733
Total current assets	222,390	214,070
Property and equipment, net	128,882	93,206
Intangible assets, net	164,317	165,193
Goodwill	17,275	16,495
Other non-current assets, net	23,206	20,243
Total Assets	$556,070	$509,207
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$90,850	$89,149
Accrued compensation	25,472	23,334
Contingent consideration current liability	—	2,500
Short-term debt	7,944	2,571
Total current liabilities	124,266	117,554
Long-term debt	108,552	103,405
Non-current contingent consideration	14,450	10,645
Other non-current liabilities	44,572	38,652
Non-current deferred income taxes	34,385	34,882
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per share	16,595	16,522
Additional paid-in capital	104,891	99,670
Retained earnings	132,944	111,551
Accumulated other comprehensive loss	(24,585)	(23,674)
Total shareholders’ equity	229,845	204,069
Total Liabilities and Shareholders’ Equity	$556,070	$509,207

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
Net sales	$236,246	$199,679	$855,542	$758,913
Cost of goods sold	111,005	96,047	385,985	345,944
Gross profit	125,241	103,632	469,557	412,969
SG&A	115,081	93,635	410,737	358,582
Change in fair value of contingent consideration	4,485	600	6,285	2,400
Royalties and other operating income	4,270	4,170	16,436	16,820
Operating income	9,945	13,567	68,971	68,807
Interest expense, net	1,063	3,489	8,939	16,266
Loss on repurchase of senior secured notes	—	—	9,143	9,017
Earnings from continuing operations before income taxes	8,882	10,078	50,889	43,524
Income taxes	3,605	3,026	19,572	14,281
Earnings from continuing operations	5,277	7,052	31,317	29,243

Earnings from discontinued operations, net of taxes	—	—	—	137
Net earnings	$5,277	$7,052	$31,317	$29,380

Earnings from continuing operations per share:
Basic	$0.32	$0.43	$1.89	$1.77
Diluted	$0.32	$0.43	$1.89	$1.77
Earnings from discontinued operations, net of taxes, per share:
Basic	$—	$—	$—	$0.01
Diluted	$—	$—	$—	$0.01
Net earnings per share:
Basic	$0.32	$0.43	$1.89	$1.78
Diluted	$0.32	$0.43	$1.89	$1.78
Weighted average common shares outstanding:
Basic	16,585	16,509	16,563	16,510
Diluted	16,608	16,528	16,586	16,529
Dividends declared per common share	$0.15	$0.13	$0.60	$0.52

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Fiscal 2012	Fiscal 2011
Cash Flows From Operating Activities:
Earnings from continuing operations	$31,317	$29,243
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	25,310	25,959
Amortization of intangible assets	1,025	1,195
Change in fair value of contingent consideration	6,285	2,400
Amortization of deferred financing costs and bond discount	962	1,662
Loss on repurchase of senior secured notes	9,143	9,017
Stock compensation expense	2,756	2,180
Deferred income taxes	(3,753)	5,375
Changes in working capital, net of acquisitions and dispositions:
Receivables	(3,026)	(9,740)
Inventories	(5,408)	(18,332)
Prepaid expenses	(1,640)	(6,030)
Current liabilities	2,429	6,074
Other non-current assets	(3,886)	1,684
Other non-current liabilities	5,938	(6,042)
Net cash provided by operating activities	67,452	44,645
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(1,813)	(398)
Purchases of property and equipment	(60,702)	(35,310)
Net cash used in investing activities	(62,515)	(35,708)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(193,328)	(112,212)
Proceeds from revolving credit arrangements	307,270	114,835
Repurchase of senior secured notes	(111,000)	(52,175)
Deferred financing costs paid	(1,524)	—
Payment of contingent consideration amount earned	(4,980)	—
Proceeds from issuance of common stock	2,538	2,731
Repurchase of common stock	—	(1,827)
Dividends on common stock	(9,924)	(8,568)
Net cash used in financing activities	(10,948)	(57,216)
Cash Flows from Discontinued Operations:
Net cash provided by discontinued operations	—	17,479
Net change in cash and cash equivalents	(6,011)	(30,800)
Effect of foreign currency translation on cash and cash equivalents	155	79
Cash and cash equivalents at the beginning of year	13,373	44,094
Cash and cash equivalents at the end of the period	$7,517	$13,373

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$8,348	$15,033
Cash paid for income taxes, including income taxes paid for discontinued operations	$25,442	$40,839

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
Net Sales
Tommy Bahama	$156,849	$127,610	$528,639	$452,156
Lilly Pulitzer	29,117	23,131	122,592	94,495
Lanier Clothes	22,277	19,776	107,272	108,771
Ben Sherman	24,688	25,930	81,922	91,435
Corporate and Other	3,315	3,232	15,117	12,056
Total	$236,246	$199,679	$855,542	$758,913
Operating Income (Loss)
Tommy Bahama	$23,943	$18,790	$69,454	$64,171
Lilly Pulitzer	(1,682)	2,014	20,267	14,278
Lanier Clothes	1,995	1,543	10,840	12,862
Ben Sherman	(4,546)	(254)	(10,898)	(2,535)
Corporate and Other	(9,765)	(8,526)	(20,692)	(19,969)
Total Operating Income	$9,945	$13,567	$68,971	$68,807

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH GAAP TO CERTAIN OPERATING RESULTS INFORMATION,

AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating results for the periods presented to other periods.

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
As reported
Net sales	$236,246	$199,679	$855,542	$758,913
Gross profit	$125,241	$103,632	$469,557	$412,969
Gross margin (1)	53.0%	51.9%	54.9%	54.4%
SG&A	$115,081	$93,635	$410,737	$358,582
SG&A as percentage of net sales	48.7%	46.9%	48.0%	47.2%
Operating income	$9,945	$13,567	$68,971	$68,807
Operating margin (2)	4.2%	6.8%	8.1%	9.1%
Earnings from continuing operations before income taxes	$8,882	$10,078	$50,889	$43,524
Earnings from continuing operations	$5,277	$7,052	$31,317	$29,243
Diluted earnings from continuing operations per share	$0.32	$0.43	$1.89	$1.77
Weighted average shares outstanding — diluted	16,608	16,528	16,586	16,529
Increase (decrease) in earnings from continuing operations
LIFO accounting adjustment (3)	$4,504	$5,766	$4,043	$5,772
Purchase accounting adjustments (4)	$—	$—	$—	$996
Life insurance death benefit gain (5)	$—	$(1,155)	$—	$(1,155)
Change in fair value of contingent consideration (6)	$4,485	$600	$6,285	$2,400
Loss on repurchase of senior secured notes (7)	$—	$—	$9,143	$9,017
Impact of income taxes on adjustments above (8)	$(3,412)	$(2,244)	$(7,497)	$(6,510)
Adjustment to earnings from continuing operations	$5,577	$2,967	$11,974	$10,520

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	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
As adjusted
Gross profit	$129,745	$109,398	$473,600	$419,737
Gross margin (1)	54.9%	54.8%	55.4%	55.3%
SG&A	$115,081	$94,790	$410,737	$359,737
SG&A as percentage of net sales	48.7%	47.5%	48.0%	47.4%
Operating income	$18,934	$18,778	$79,299	$76,820
Operating margin (2)	8.0%	9.4%	9.3%	10.1%
Earnings from continuing operations before income taxes	$17,871	$15,289	$70,360	$60,554
Earnings from continuing operations	$10,854	$10,019	$43,291	$39,763
Diluted earnings from continuing operations per share	$0.65	$0.61	$2.61	$2.41

(1)        Gross margin reflects gross profit divided by net sales.

(2)        Operating margin reflects operating income divided by net sales.

(3)        LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(4)        Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations.

(5)        Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate-owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(6)        Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts are also recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(7)        Loss on repurchase of senior secured notes reflects the impact on earnings from continuing operations resulting from the loss attributable to the repurchase or redemption of our senior secured notes.

(8)        Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company’s operating group operating income (loss) for the periods presented to other periods.

	Fourth Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$23,943	$—	$—	$23,943
Lilly Pulitzer (1)	(1,682)	—	4,485	2,803
Lanier Clothes	1,995	—	—	1,995
Ben Sherman	(4,546)	—	—	(4,546)
Corporate and Other (2)	(9,765)	4,504	—	(5,261)
Total	$9,945	$4,504	$4,485	$18,934

	Fourth Quarter of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Life insurance death benefit gain	Operating income (loss), as adjusted
Tommy Bahama	$18,790	$—	$—	$—	$18,790
Lilly Pulitzer (1)	2,014	—	600	—	2,614
Lanier Clothes	1,543	—	—	—	1,543
Ben Sherman	(254)	—	—	—	(254)
Corporate and Other (2)(3)	(8,526)	5,766	—	(1,155)	(3,915)
Total	$13,567	$5,766	$600	$(1,155)	$18,778

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	Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$69,454	$—	$—	$69,454
Lilly Pulitzer (1)	20,267	—	6,285	26,552
Lanier Clothes	10,840	—	—	10,840
Ben Sherman	(10,898)	—	—	(10,898)
Corporate and Other (2)	(20,692)	4,043	—	(16,649)
Total	$68,971	$4,043	$6,285	$79,299

	Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Purchase accounting charges	Change in fair value of contingent consideration	Life insurance death benefit gain	Operating income (loss), as adjusted
Tommy Bahama	$64,171	$—	$—	$—	$—	$64,171
Lilly Pulitzer (1)(4)	14,278	—	996	2,400	—	17,674
Lanier Clothes	12,862	—	—	—	—	12,862
Ben Sherman	(2,535)	—	—	—	—	(2,535)
Corporate and Other (2)(3)	(19,969)	5,772	—	—	(1,155)	(15,352)
Total	$68,807	$5,772	$996	$2,400	$(1,155)	$76,820

(1)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts are also recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(2)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

(3)         Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate-owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(4)         Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations.

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 RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is the reconciliation of reported or reportable earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company’s results for the periods presented to other periods. Note that columns may not add due to rounding.

	Fourth Quarter Fiscal 2012	Fourth Quarter Fiscal 2012 Guidance	Fourth Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2012 Guidance	Full Year Fiscal 2011
	Actual	(1)	Actual	Actual	(1)	Actual
Earnings from continuing operations per diluted share:
GAAP basis	$0.32	$0.62 - $0.72	$0.43	$1.89	$2.19 - $2.29	$1.77
LIFO accounting adjustment (2)	$0.17	—	$0.23	$0.15	$(0.02)	$0.23
Purchase accounting adjustments (3)	—	—	—	—	—	$0.04
Life insurance death benefit gain (4)	—	—	$(0.07)	—	—	$(0.07)
Change in fair value of contingent consideration (5)	$0.17	$0.02	$0.02	$0.23	$0.09	$0.09
Loss on repurchase of senior secured notes (6)	—	—	—	$0.34	$0.34	$0.35
As adjusted	$0.65	$0.64 - $0.74	$0.61	$2.61	$2.60 - $2.70	$2.41

	First Quarter Fiscal 2013 Guidance (7)	First Quarter Fiscal 2012 Actual	Full Year Fiscal 2013 Guidance (7)	Full Year Fiscal 2012 Actual

Earnings from continuing operations per diluted share:
GAAP basis	$0.72 - $0.82	$1.09	$3.00 - $3.15	$1.89
LIFO accounting adjustment (2)	—	$0.01	—	$0.15
Change in fair value of contingent consideration (5)	—	$0.02	—	$0.23
Loss on repurchase of senior secured notes (6)	—	—	—	$0.34
As adjusted	$0.72 - $0.82	$1.12	$3.00 - $3.15	$2.61

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(1)         Guidance as issued on December 4, 2012.

(2)         LIFO accounting adjustment reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)         Purchase accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations.

(4)         Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate-owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(5)         Change in fair value of contingent consideration reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts are also recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(6)         Loss on repurchase of senior notes reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the loss attributable to the repurchase or redemption of our senior secured notes.

(7)         Guidance as issued on April 2, 2013.

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